Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 37 to the Registration Statement on Form N-1A of Fidelity Union Street Trust II: Fidelity AMT Tax-Free Money Fund and Fidelity Municipal Money Market Fund of our reports dated October 10, 2012 and Fidelity Arizona Municipal Money Market Fund of our report dated October 11, 2012 on the financial statements and financial highlights included in the August 31, 2012 Annual Reports to Shareholders of the above referenced funds, which is also incorporated by reference into the Registration Statement.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts October 24, 2012